FORM 5 UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549
OMB APPROVAL
OMB NUMBER: 3235-0362
EXPIRES: DECEMBER 31, 2001
ESTIMATED AVERAGE BURDEN HOURS PER RESPONSE 1.0

ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

(   ) CHECK THIS BOX IF NO LONGER SUBJECT TO SECTION 16.
FORM 4 OR FORM 5 OBLIGATIONS MAY CONTINUE.
SEE INSTRUCTION 1(b).
(   ) FORM 3 HOLDINGS REPORTED.
( x ) FORM 4 TRANSACTIONS REPORTED.

FILED PURSUANT TO SECTION 16(a) OF THE SECURITIES EXCHANGE ACT
OF 1934, SECTION 17(a) OF THE PUBLIC UTILITY HOLDING COMPANY
ACT OF 1935 OR SECTION 30(f) OF THE INVESTMENT COMPANY ACT OF
1940.

(PRINT OR TYPE RESPONSES)

1. NAME AND ADDRESS OF REPORTING PERSON*.
    MCCLARY         PAUL            PATRICK
    (LAST)         (FIRST)         (MIDDLE)
     PO BOX 699
        (STREET)
       CECILTON      MD      21613-0699
        (CITY)     (STATE)    (ZIP)
2. ISSUER NAME AND TICKLER OR TRADING SYMBOL.
    PEOPLES BANCORP, INC.  NO TICKLER OR TRADING SYMBOL
3. I.R.S. INDENTIFICATION NUMBER OF REPORTING PERSON,
   IF ENTITY (VOLUNTARY).
   ###-##-####
4. STATEMENT FOR MONTH/YEAR.
   03/2001
5. IF AMENDMENT, DATE OF ORIGINAL (MONTH/YEAR).

6. RELATIONSHIP OF REPORTING PERSON(S) TO ISSUER
   (CHECK ALL APPLICABLE).
    ( X ) DIRECTOR                  (   ) 10% OWNER
    (   ) OFFICER (GIVE TITLE BELOW)(   ) OTHER (SPECIFY BELOW)

7. INDIVIDUAL OR JOINT/GROUP FILING (CHECK APPLICABLE LINE).
    ( X ) FORM FILED BY ONE REPORTING PERSON
    (   ) FORM FILED BY MORE THAN ONE REPORTING PERSON

TABLE I-NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR
BENEFICIALLY OWNED.
1. TITLE OF SECURITY (INSTRUTION 3)
    COMMON STOCK
2. TRANSACTION DATE (MONTH/DAY/YEAR)
   07/19/00
3. TRANSACTION CODE (INSTRUCTION 8)
   P4
4. SECURITIES ACQUIRED (A) OR DISPOSED OF (D)
   (INSTRUCTION 3,4 AND 5)
   AMOUNT: 397       (A) OR (D): A      PRICE: $37.50
5. AMOUNT OF SECURITIES BENEFICIALLY OWNED AT END OF
   ISSUER'S FISCAL YEAR MONTH (INSTR. 3 AND 4)
   AMOUNT: 6,279
6. OWNERSHIP FORM: DIRECT (D) OR INDIRECT (I) (INTRUCTION 4).
   ( X ) DIRECT
7. NATURE OF INDIRECT BENEFICIAL OWNERSHIP (INSTRUCTION 4).
   N/A
*IF THE FORM IS FILED BY MORE THAN ONE REPORTING PERSON,
 SEE INSTRUCTION 4(b)(v).

TABLE 11-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR
BENEFICIALLY OWNED.
(E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
  1. TITLE OF DERIVATIVE SECURITY (INSTRUCTION 3).

  2. CONVERSION OR EXERCISE PRICE OF DERIVATIVE SECURITY.

  3. TRANSACTION DATE (MONTH/DAY/YEAR)

  4. TRANSACTION CODE (INSTRUCTION 8).

  5. NUMBER OF DERIVATIVE SECURITIES ACQUIRED (A)
     OR DISPOSED OF (D).
     (INSTRUCTION 3, 4, AND 5).
     A:                  D:
  6. DATE EXERCISEABLE AND EXPIRATION DATE (MONTH/DAY/YEAR)
     DATE EXERCISABLE:          EXPIRATION DATE:
  7. TITLE AND AMOUNT OF UNDERLYING SECURITITES
     (INSTR. 3 AND 4).
     TITLE:         AMOUNT OR NUMBER OF SHARES:
  8. PRICE OF DERIVATIVE SECURITY (INSTRUCTION 5).
     PRICE:
  9. NUMBER OF DERIVATIVE SECURITIES BENEFICIALLY OWNED
     AT END OF YEAR (INSTRUCTION 4).
     NUMBER:
10.  OWNERSHIP OF DERIVATIVE SECURITY:
     DIRECT (D) OR INDIRECT (I) (INSTR. 4)

11.  NATURE OF INDIRECT BENEFICIAL OWNERSHIP (INSTRUCTION 4).

     EXPLANATION OF RESPONSES:


/S/ PAUL PATRICK MCCLARY

** SIGNATURE OF REPORTING PERSON

DATE: 03/05/01

REMINDER: REPORT ON A SEPARATE LINE FOR EACH CLASS OF SECRITIES
BENEFICIALLY OWNED DIRECTLY OR INDIRECTLY.

** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE
FEDERAL CRIMINAL VIOLATIONS. (SEE 18 U.S.C. 1001 AND 15 U.S.C.
78FF(A).
NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE
MANUALLY SIGNED. IF SPACE PROVIDED IS INSUFFICIENT, SEE
INSTRUCTION 6 FOR PROCEDURE.

http://www.sec.gov/divisions/corpfin/forms/form5.htm
Last update: 08/23/1999